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EXHIBIT 23.01


INDEPENDENT AUDITORS' CONSENT

We consent to the use in Pre-Effective Amendment No. 2 to Registration Statement No. 333-90483 for Morgan Stanley Tangible Asset Fund L.P. (to be renamed
Morgan Stanley Dean Witter Spectrum Commodity L.P.) ("MSTAF") of our report dated February 15, 1999 (January 24, 2000 as to Note 5) relating to the statement of financial condition of MSTAF at December 31, 1998 and the related statements of operations, changes in partners' capital and cash flows for the period January 2, 1998 through December 31, 1998 appearing in the Prospectus which is a part of such Registration Statement.

We consent to the use in Pre-Effective Amendment No. 2 to Registration Statement No. 333-90485 of our report dated October 27, 1999 relating to the statement of financial condition of Morgan Stanley Dean Witter Spectrum Currency L.P. appearing in the Prospectus which is a part of such Registration Statement.

We also consent to the use of our report dated January 11, 1999 (January 24, 2000 as to Note 6) relating to the statements of financial condition of Demeter Management Corporation at November 30, 1998 and 1997 appearing in the Prospectus and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 9, 2000